Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 filed with the Securities and Exchange Commission and the related Prospectus of Temecula Valley Bancorp Inc. and Temecula Valley Statutory Trust VI for the registration of 2,213,750 shares of its Trust Preferred Securities of our report dated March 13, 2007 on the 2006 consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the 2006 Annual Report on Form 10-K of Temecula Valley Bancorp, Inc. We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Crowe Chizek and Company LLP

Oak Brook, Illinois
January 11, 2008